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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): August 17, 2006

                                   CD&L, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                       0-26954               22-3350958
            --------                       -------               ----------
  State or other jurisdiction            (Commission            (IRS Employer
of incorporation or organization)        File Number)        Identification No.)

        80 Wesley Street, South Hackensack, New Jersey         07606
        ----------------------------------------------      ----------
           (Address of principal executive offices)         (Zip Code)

       (Registrant's telephone number, including area code): 201-487-7740

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.01.     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

         On July 3, 2006, CD&L, Inc. ("CD&L") announced its definitive agreement with Velocity Express Corporation ("Velocity") for Velocity to acquire CD&L, Inc. in a fully-financed, two-step, all cash transaction for $3.00 per share. On August 17, 2006, the stockholders of CD&L approved and adopted the Agreement and Plan of Merger between CD&L, Velocity, and a wholly-owned subsidiary of Velocity ("Sub"), and the transactions contemplated thereby, at a special meeting of CD&L stockholders held for such purpose.

         Velocity, through its ownership of CD&L common stock, and through its rights under a voting agreement with certain holders of common stock of CD&L, had or controlled the vote of a majority of the shares of CD&L's common stock. There were 12,810,220 shares of common stock present and voting at the special meeting, with 12,701,935 shares (over 99% of those voting) voting in favor, 101,421 shares voting against, and 6,864 shares abstaining on the vote for adoption of the Agreement and Plan of Merger.

         Following the special meeting of CD&L stockholders, CD&L and Velocity consummated the merger. A Certificate of Merger was filed with the State of Delaware and approved on August 17, 2006, and as a result CD&L was merged with Sub, with CD&L as the surviving corporation. CD&L and Velocity issued a joint press release on August 18, 2006, announcing the closing of the merger transaction.

         Upon the consummation of the merger, each share of CD&L's common stock issued and outstanding immediately before the merger was canceled and converted into the right to receive $3.00 in cash, without interest, for an aggregate merger consideration of approximately $33 million. The aggregate merger consideration and price per share was based on 11,039,238 shares of CD&L common stock, representing the issued and outstanding shares of CD&L with the exception of those shares held by Velocity. The amount of merger consideration was formulated based on the then-current trading price and historical trading prices of CD&L's common stock as of the date of approval CD&L's board of directors, which price per share represents a premium of more than 33 percent over the closing sale price of $2.24 per share of CD&L common stock on the American Stock Exchange on June 23, 2006, the trading day immediately prior to the date on which CD&L's board and Velocity's board approved the transaction.

         Holders of shares of CD&L common stock no longer have any rights with respect to those shares, except for the right to receive the cash merger consideration. Each share of CD&L's common stock held by CD&L, Velocity or its subsidiaries was canceled without any payment. The common stock of CD&L will no longer be traded on the American Stock Exchange.

         At the signing of the Agreement and Plan of Merger, Velocity deposited for the benefit of the CD&L stockholders an amount of cash equal to the aggregate merger consideration with American Stock Transfer & Trust Company ("AST"), as paying agent. AST is responsible for the receipt of CD&L stock certificates formerly representing CD&L common stock and the payment of cash consideration in exchange for such certificates.


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         Velocity and its subsidiaries are engaged in the business of providing same-day transportation and distribution/logistics services to individual consumers and businesses. Velocity operates primarily in the United States, with limited operations in Canada.

         Velocity has one of the largest nationwide networks of time-critical logistics solutions in the United States and is a leading provider of scheduled, distribution and expedited logistics services. Velocity's customers are comprised of multi-location, blue chip customers with operations in the commercial and office products, financial, healthcare, transportation and logistics, technology, and energy sectors.


ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS.

(d)      Exhibits

         99.1. Press Release dated August 18, 2006 announcing the consummation of the merger with Velocity Express Corporation.


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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             CD&L, INC.


                                             By: /s/
                                                 -------------------------------
                                                 Name:  Edward W. Stone
                                                 Title: Chief Financial Officer


Dated:    August 21, 2006


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